                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                       EXCHANGE ACT OF 1934, AS AMENDED.

Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

/ /  Preliminary proxy statement

/X/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

_______________________________FAXSAV INCORPORATED______________________________
                (Name of Registrant as Specified in Its Charter)

________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

    ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------

    (5) Total fee paid:

    ----------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------

    (3) Filing Party:

    ----------------------------------------------------------------------------

    (4) Date Filed:

    ----------------------------------------------------------------------------

                                     [LOGO]

                              FAXSAV INCORPORATED

                         NOTICE OF 1997 ANNUAL MEETING
                              PROXY STATEMENT AND
                               1996 ANNUAL REPORT

     [LOGO]

Dear Stockholder:

    1996 was an exciting and successful year for FaxSav. It was one of fundamental change and investment into the future. By integrating the Internet into the fabric of our business we have positioned FaxSav to participate in one of today's fastest growing technologies while building the infrastructure for a myriad of high technology, low cost service offerings in the future.

    1996 was a year of building. We launched a global network expansion program installing FaxSav Internet-capable network nodes in ten key markets in Europe, Asia Pacific, Central and South America and the Caribbean. The global Internet based network of nodes enables FaxSav to bypass long distance carrier networks when sending faxes to and from international areas serviced by these nodes. Today we have a low cost delivery capability in eight of our top ten markets and fifteen markets overall whereas a year ago we had none. The FaxSav Global Internet Network applies advanced software switching technology that enables FaxSav to deliver a high quality fax to every possible destination with redundancy, reliability and a low cost of service. The combination of Internet technology and advanced software control systems has won FaxSav the American Facsimile Association's Best Enhanced Delivery Network Award this year and is a testimonial to a superior network technology and FaxSav's unique expertise in integrating the Internet and telephony technologies to deliver enhanced fax services.

    In addition to the network expansion, we broadened our service offerings by developing client software enabling a suite of low cost, easy to use desktop Internet fax services for Windows 3.1 and Windows 95. Today we have further expanded our client software capability with the release of Beta versions for the MAC and NT operating systems. This desktop suite of services complements our fax to fax services available through the FaxSav smart connector/router and significantly expands the access capabilities to the FaxSav Global Internet Network.

    With the foundation of a robust network and the added value of our desktop Internet fax services, FaxSav is poised for significant worldwide market expansion. A year ago we were limited to selling fax to fax services in the United States. Today, our Internet strategy has expanded our served market and we are now selling our services anywhere in the world where Internet connectivity is available through an international network of agents, rebillers and resellers. This combination of new services and worldwide presence enables us to provide global solutions to multinational customers for total fax needs. Through these efforts and accomplishments we have carved out a leadership position in Internet faxing.

    To fund this expansion we completed an initial public offering of the Company's common stock in October 1996, raising $10.6 million after underwriters discounts and related expenses. We believe this entrance into the public market will provide the Company with a source for new funds to pursue further expansion as well as other business opportunities.

    Despite the transition to substantially lower priced Internet service offerings, 1996 revenues increased 29% to $15,036,000 from $11,649,000 for 1995. This growth is a result of an increase in customer international fax minutes of 62%, with total customer minutes increasing by 39%. Net results for 1996 amounted to a net loss of $7,476,000 or $.84 per share as compared to a net loss for 1995 of $4,085,000 or $0.44 per share on a pro forma basis.

    Our goal in 1997 is to continue to build the underpinnings of our business by expanding our global Internet network into additional markets, by migrating traffic from the high cost telephony network to the lower cost Internet network, and by building return traffic through the continued expansion of our network of international agents, resellers and rebillers.

    In addition, we are developing global distribution through innovative marketing agreements with third parties like the ones recently announced with Hewlett Packard and Smith Micro Software, Inc. The objective of our third party marketing program is to increase distribution of FaxSav client software by bundling it with retail and OEM products worldwide providing a more cost effective access to potential customers.

    In summary, we believe that we have made progress in 1996 towards implementing our strategic plan and that we are well positioned to satisfy the global fax needs of customers and to develop new services in an international marketplace in 1997 and beyond.

/s/ Thomas F. Murawski

Thomas F. Murawski
President, Chief Executive Officer and
Chairman of the Board of Directors

April 28, 1997

THIS LETTER CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. THESE STATEMENTS ARE ONLY PREDICTIONS AND THE ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THESE FORWARD LOOKING STATEMENTS. IN EVALUATING THESE STATEMENTS, PLEASE REFER TO THE DOCUMENTS AND REPORTS FILED BY THE COMPANY FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, SPECIFICALLY THE COMPANY'S MOST RECENT FORM 10-K AND 10-Q.

                              FAXSAV INCORPORATED

                              399 Thornall Street
                            Edison, New Jersey 08837

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1997

    The Annual Meeting of Stockholders of FaxSav Incorporated (the "Company") will be held at the Woodbridge Hilton, 120 Wood Avenue South, Iselin, New Jersey, 08830, (908) 494-6200 on May 20, 1997 at 10:00 a.m. (eastern standard time) for the following purposes:

       (1) To elect one Director to serve until the next Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

       (2) To ratify the selection of Coopers & Lybrand L.L.P., independent public accountants, as auditors of the Company for the fiscal year ending December 31, 1997; and

       (3) To transact such other business as may properly come before the Annual Meeting.

    Only stockholders of record at the close of business on April 22, 1997 will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters at the address above.

    Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                          By Order of the Board of Directors

                                          /s/ Thomas F. Murawski

                                          Thomas F. Murawski
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

April 28, 1997

--------------------------------------------------------------------------------

                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

--------------------------------------------------------------------------------

                              FAXSAV INCORPORATED

                                PROXY STATEMENT

                                 APRIL 28, 1997

    This Proxy Statement is furnished to stockholders of record of FaxSav Incorporated (the "Company") as of April 22, 1997 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders to be held on May 20, 1997 (the "Annual Meeting").

    Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees as Directors of the Company and "FOR" the ratification of Coopers & Lybrand L.L.P., independent public accountants, as auditors of the Company and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

    The Annual Report of the Company (which is deemed not to be a part of the proxy solicitation materials) is attached hereto. The Company will send a copy of its 1996 Annual Report on Form 10-K to each requesting stockholder.

    The mailing address of the principal executive offices of the Company is 399 Thornall Street, Edison, New Jersey 08837. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of the Company on or about April 30, 1997.

                               VOTING SECURITIES

    The Company has only one class of voting securities issued and outstanding, its common stock, par value $0.01 per share (the "Common Stock"). At the Annual Meeting, each stockholder of record at the close of business on April 22, 1997 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On April 22, 1997, 9,795,654 shares of Common Stock were outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

                              ELECTION OF DIRECTOR

    One Director is to be elected at the Annual Meeting to serve as a Class I Director until the Annual Meeting of Stockholders to be held in 2000 or until his respective successor is duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the Company's nominee, Peter Howley. The nominee is currently a Director of the Company.

    Pursuant to the Company's Certificate of Incorporation, the Board of Directors has been divided into three classes, denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms or until their respective successors are duly elected and qualified. Class I currently consists of Peter Howley. Class II consists of Director Robert Labant whose term expires at the Annual Meeting of Stockholders to be held in 1998. Class III consists of Directors Thomas Murawski and Jeffrey Drazan whose terms expire at the Annual Meeting of Stockholders to be held in 1999. At each annual meeting commencing with the Annual Meeting, the successors to the Directors whose terms have expired are elected to serve from the time of their election and qualification until the third annual meeting of the stockholders following the election or until a successor has been duly elected and qualified. In April 1997, the Board of Directors amended the Bylaws of the Company to decrease the minimum Board of Directors size to four members and resolved to decrease the size of the Board of Directors from five members to four members. Mr. Howley, a Class I director, resigned from the Board as a Class II director and was appointed by the Board to be a Class I Director. The Bylaws provide that the number of Directors may be increased to a maximum of nine. The Certificate of Incorporation restricts the removal of Directors under certain circumstances.

    If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.

    The affirmative vote of a plurality of the Company's outstanding Common Stock present in person or by proxy at the Annual Meeting is required to elect the Directors.

INFORMATION REGARDING NOMINEE FOR ELECTION AS DIRECTORS

    The Board of Directors currently has four members. The following information with respect to the principal occupation or employment, other affiliations and business experience of the nominee during the last five years has been furnished to the Company by such nominee. Except as indicated, the nominee for re-election has had the same principal occupation for the last five years.

    PETER A. HOWLEY has been a director of the Company since January 1992. Since August 1995, Mr. Howley has served as President, Chief Executive Officer, and Chairman of the Board of Directors of AirPower Communications, Inc., a start-up wireless communications company. From August, 1985 until May, 1994, Mr. Howley served as President, Chief Executive Officer, and Chairman of the Board of Directors of Centex Telemanagement, Inc., a telecommunications management services company.

INFORMATION REGARDING NONEMPLOYEE DIRECTORS WHO ARE NOT NOMINEES FOR REELECTION
  AS DIRECTORS

    JEFFREY M. DRAZAN has been a director of the Company since August 1990. Mr. Drazan has been a general partner of Sierra Ventures, a venture capital firm, since 1987. Mr. Drazan also serves as a director of Stratacom Inc., a telecommunications equipment company, Retix, a telecommunications equipment company, and Digital Generation Systems Inc., a multimedia network services company. Mr. Drazan was elected to the Board of Directors in August 1990 pursuant to the terms of a Warrant Purchase Agreement.

    ROBERT LABANT has been a director of the Company since June 1996. Since July 1996, Mr. Labant has served as President and Chief Operating Officer of Candle Software Services Corporation, a systems management software company. From February 1995 until July 1996, Mr. Labant worked as a self-employed independent consultant to software companies. For twenty-eight years, until February 1995, Mr. Labant served in various capacities at International Business Machines Corp. ("IBM"). Mr. Labant's last position at IBM was as Senior Vice President and General Manager of North American Operations, and previously he served as Vice President and General Manager of the AS 400 Product Manufacturing and Development Division. Mr. Labant also serves on the Board of Directors of Arkwright Insurance, a mutual insurance company, and on the Board of Overseers of the Amos Tuck School of Business at Dartmouth College.

COMMITTEES OF THE BOARD

    The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company. The Audit Committee consists of Mr. Drazan and Mr. Labant.

    The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans. The Compensation Committee consists of Mr. Drazan and Mr. Howley.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Messrs. Drazan and Howley. Certain members of the Company's Board of Directors have been parties to transactions with the Company. See "Certain Transactions." Although neither Mr. Drazan nor Mr. Howley was an officer or executive of the Company in fiscal year 1996, from October 1991 to November 1991, Mr. Drazan served as interim president of the Company until a successor was found for the individual previously serving in that position.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

    During 1996, the Board of Directors held 8 meetings. During 1996, each incumbent Director attended all meetings of the Board of Directors and all meetings held by committees of which such directors were a member. The Compensation Committee held 4 meetings during 1996. The Audit Committee did not have any formal meetings during 1996 as all Audit Committee functions were administered by the Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under the securities laws of the United States, the Company's Directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and the Nasdaq National Market Surveillance Department. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 1996. Based solely on its review of such forms received by it from such persons for their 1996 transactions, the Company believes that all Directors, officers and beneficial owners of more than ten percent of the Company's Common Stock were in compliance with all such filing requirements, except for the following: (i) Barbara Sargenti, the Company's Vice President of Marketing, did not timely file her Initial Statement of Beneficial Ownership on Form 3 after her hiring by the Company in October 1996 and (ii) Jeff Drazan, a director of the Company and a non-controlling general partner of S.V. Associates V, L.P. (the general partner of Sierra Ventures V, L.P. ("Sierra V")), did not report a purchase by Sierra V of 100,000 shares of Company Common Stock in October 1996 in a timely manner on a Form 4, Statement of Changes in Beneficial Ownership.

COMPENSATION OF DIRECTORS

    CASH COMPENSATION. The Company does not pay cash compensation to any of its Directors.

    STOCK OPTION GRANT. Under the Automatic Option Grant component of the Company's 1996 Stock Option/Stock Issuance Plan (the "Option Plan"), each individual who first becomes a non-employee Board member on or after October 11, 1996 will receive a 22,222 share option grant on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue to serve as a non-employee Board member after the meeting and has served as a non-employee Board member for at least six months will receive an additional option grant to purchase 4,444 shares of Common Stock whether or not such individual has been in the prior employ of the Company.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                               EXECUTIVE OFFICERS

    The executive officers of the Company on April 22, 1997 were the following:

NAME                                      AGE                      POSITION WITH THE COMPANY
------------------------------------      ---      ----------------------------------------------------------
Thomas F. Murawski..................          52   Chief Executive Officer, President and Chairman of the
                                                   Board of Directors
Thomas C. Mullaney..................          51   Vice President, Sales and President, Facsimile Services
                                                   Division
Peter S. Macaluso...................          50   Vice President and Chief Financial Officer
George Frylinck.....................          49   Vice President, International Marketing and Business
                                                   Development
James C. Kaufeld....................          45   Vice President, Engineering
Barbara Sargenti....................          47   Vice President, Marketing

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT NOMINEES FOR REELECTION AS
  DIRECTORS

    THOMAS F. MURAWSKI joined FaxSav in November 1991, after serving as Executive Vice President of Western Union Corporation, a global telecommunications and financial services company ("Western Union"), where he was President of its Network Services Group. Prior to joining Western Union, Mr. Murawski served twenty-three years with ITT Corporation, a diversified manufacturing and services company ("ITT"). He has held operating responsibilities in the areas of subsidiary and product line management, engineering, sales and marketing for both voice and data-oriented businesses. Mr. Murawski's last position with ITT was President and General Manager of ITT World Communications Inc., an international telecommunications services company.

    THOMAS C. MULLANEY joined FaxSav in June 1994 after serving from February 1994 to June 1994 as the Chief Operating Officer of Athena Design, Inc., a start-up software company. From January 1991 through February 1994, Mr. Mullaney was self-employed as a marketing consultant to telecommunications companies. Prior to working as a consultant, Mr. Mullaney served eighteen years at MCI, a diversified telecommunications services company. He served MCI as Regional Vice President of Sales and Operations, Vice President of National Sales and Customer Service, Division Vice President Sales and Marketing, as well as Vice President of Carrier and Special Account Sales.

    PETER S. MACALUSO has been employed by FaxSav since February 1991. From August 1989 to February 1991, he was Vice President of Operations for Century Cellular Corp., a cellular subsidiary of Cellular Communications Inc., a cable television services and cellular phone company. He was employed by Metro Mobile CTS Inc., an independent cellular telephone company ("Metro Mobile"), from May 1985 to December 1988, where his position was Chief Financial Officer. Mr. Macaluso is a certified public accountant and, prior to his employment at Metro Mobile, he was employed by Coopers & Lybrand, an international accounting and management consulting firm. His last position with Coopers & Lybrand was as an Audit Manager.

    GEORGE FRYLINCK joined FaxSav in November 1992. From November 1990 until Mr. Frylinck joined the Company, he acted as an independent consultant to various telecommunications industry clients. From 1988 to November 1990, he was Senior Vice President of Marketing, Sales and International Operations, at World Communications Inc., a communications services company that was a subsidiary of the Swiss-based TeleColumbus Incorporated. Prior to his experience at World Communications Inc., Mr. Frylinck was the Vice President responsible for establishing and directing marketing and sales functions for International Private Line Services (IPLS) at Western Union and served at ITT, where he held such key management positions as Director of Product Management, International Leased Lines with ITT.

    JAMES C. KAUFELD joined FaxSav in April 1993 and has over twenty years experience in the design, development and management of telecommunications systems. From January 1989 to April 1993, Mr. Kaufeld was General manager and Regional Vice President of IEX (a telecommunications consulting firm), with responsibility for sales and product management for the carrier market. Prior to January 1989, Mr. Kaufeld worked at AT&T Bell Laboratories, where he held a variety of management positions and assignments ranging rom research into multi-processor operating systems, to the design and development of interactive systems for real-time control of AT&T's long distance network.

    BARBARA SARGENTI joined FaxSav in October 1996. From February 1994 to September 1996 she was Vice President and General Manager of Computing at Prodigy Services Company with responsibility for marketing and sales relationships with computer manufacturers, software providers and computer publishers. From July 1993 through February 1994 she was a consultant for America Online Computing group. Prior to working as a consultant, Ms. Sargenti was employed for twenty-three years by IBM where she held a number of positions including Product Director for the Consumer Personal Computer product line.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the annual and long-term compensation paid by the Company during 1996 and 1995 to the Company's Chief Executive Officer and the four other mostly highly compensated executive officers of the Company whose total compensation during 1996 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                                                LONG-TERM
                                                                                              COMPENSATION
                                                                              ANNUAL             AWARDS
                                                                         COMPENSATION (1)     -------------
                                                                       ---------------------   SECURITIES
                                                            FISCAL       SALARY      BONUS     UNDERLYING
NAME AND PRINCIPAL POSITION                                  YEAR         ($)         ($)      OPTIONS (#)
--------------------------------------------------------  -----------  ----------  ---------  -------------
Thomas F. Murawski,.....................................        1996   $  190,362  $  61,025       77,778
  Chief Executive Officer and President                         1995      149,220     45,000      253,763
Thomas C. Mullaney,.....................................        1996      148,362     22,955           --
  Vice President, Sales and President, Facsimile                1995      114,572     37,500      113,334
  Services Division
Peter S. Macaluso,......................................        1996      119,334     18,596        8,889
  Vice President and Chief Financial Officer                    1995       99,220     18,750       39,250
James C. Kaufeld,.......................................        1996      148,362     18,770        6,667
  Vice President, Engineering                                   1995      139,220     15,000       22,238
Frank Perno,............................................        1996      128,546     15,270       36,666
  Vice President, Operations (2)                                1995           --         --           --

------------------------

(1) Other compensation in the form of perquisites and other personal benefits has been omitted as the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus of the Named Executive Officer for such year.

(2) Mr. Perno resigned from the Company in January 1997.

STOCK OPTION PLAN

    All of the stock option grants to Named Executive Officers in 1996 were made pursuant to the Company's 1996 Stock Option Plan (the "Stock Option Plan") which was originally adopted by the Board of Directors and approved by the Company's stockholders in June 1996. The Company has reserved for issuance 1,794,115 shares of Common Stock pursuant to the terms and conditions of the Stock Option Plan.

    The Stock Option Plan is being administered by the Compensation Committee which has the authority to determine to whom options are granted, the number of shares to be subject to such options, and the terms and conditions of such options. It is intended that options granted under the Stock Option Plan will qualify for favorable tax treatment to recipients pursuant to Section 422 of the Internal Revenue Code of 1986, as amended.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows, with respect to the Named Executive Officers, certain information concerning the grant of stock options in 1996.

                                                                                              POTENTIAL REALIZABLE
                                                       INDIVIDUAL GRANTS                             VALUE
                                     ------------------------------------------------------    AT ASSUMED ANNUAL
                                      NUMBER OF     PERCENT OF                                   RATES OF STOCK
                                     SECURITIES    TOTAL OPTIONS     INITIAL                   PRICE APPRECIATION
                                     UNDERLYING     GRANTED TO      EXERCISE                  FOR OPTION TERM (2)
                                       OPTIONS     EMPLOYEES IN       PRICE     EXPIRATION   ----------------------
NAME                                   GRANTED    FISCAL YEAR(1)    ($/SHARE)      DATE          5%         10%
-----------------------------------  -----------  ---------------  -----------  -----------  ----------  ----------
Thomas F. Murawski.................      77,778           41.0%     $    3.60      4/17/06   $  176,091  $  446,249
Thomas C. Mullaney.................          --             --             --           --           --          --
Peter S. Macaluso..................       8,889            4.7%          3.60      4/17/06       20,125      51,000
James C. Kaufeld...................       6,667            3.6%          3.60      4/17/06       15,094      38,252
Frank Perno........................      33,333           17.6%           .90      1/14/06       75,460     191,230
                                          3,333            1.8%          3.60      4/17/06        7,546      19,123

------------------------

(1) Based on a aggregate of 189,555 options granted to employees in fiscal 1996, including options granted to the Named Executive Officers.

(2) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate of the future market price of the Common Stock from the date of grant to the current date.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

    No options were exercised by the Named Executive Officers in 1996. The following table sets forth certain information for each Named Executive Officers regarding stock option holdings as of December 31, 1996.

                                                                                     VALUE OF
                                                   NUMBER OF SECURITIES            UNEXERCISED
                                                  UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                        OPTIONS AT                  OPTIONS AT
                                                   FISCAL YEAR-END (#)          FISCAL YEAR END(1)
                                                --------------------------  --------------------------
NAME                                            EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------  -----------  -------------  -----------  -------------
Thomas F. Murawski............................     234,339       244,268    $ 1,141,097   $ 1,022,393
Thomas C. Mullaney............................      59,889        97,889        300,915       501,365
Peter S. Macaluso.............................      55,244        33,756        265,037       148,057
James C. Kaufeld..............................      68,063        27,048        318,594       115,928
Frank Perno...................................          --        36,666             --       159,669

------------------------

(1) Amounts calculated by subtracting the exercise price of the options from the market value of the underlying Common Stock using the closing selling price on the Nasdaq National Market of $5.50 per share of Common Stock on December 31, 1996.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors consists of two nonemployee directors, Messrs. Drazan and Howley. See "Executive
Compensation-Compensation Committee Interlocks and Insider Participation." The Compensation Committee has reviewed and ratified the compensation paid to executive officers in 1996.

    The Compensation Committee advises the Board of Directors on matters of the Company's compensation philosophy and the compensation of executive officers and other individuals compensated by the Company. The Compensation Committee also is responsible for the administration of the Company's Stock Option/Stock Issuance Plan (the "1996 Plan") under which option grants, restricted awards and performance awards may be made to directors, executive officers and employees of the Company and its subsidiaries.

    GENERAL COMPENSATION POLICY. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of two elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

    FACTORS. The principal factors which the Compensation Committee considered in ratifying the components of each executive officer's compensation package for fiscal year 1996 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Chief Executive Officer and the Board of Directors with respect to executive compensation for future years.

        - BASE SALARY. The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

        - BONUS. The suggested bonus for each executive officer is determined on the basis of the following factors: Company performance, personal performance and the bonus levels in effect for comparable positions within and without the industry. The Committee establishes maximum annual bonus amounts for each individual based on the bonus levels for comparable positions and earned bonus amounts are based on performance results. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. In addition, the Compensation Committee may from time to time award additional cash bonuses when such bonuses are deemed to be in the best interest of the Company.

        - LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided primarily through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option grant allows the individual to acquire shares of the

    Company's Common Stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a five-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates.

    The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. There were 133,333 stock options granted to executive officers in 1996.

    CEO COMPENSATION. Regulations of the Securities and Exchange Commission require the Board of Directors to disclose their basis for compensation reported for Mr. Murawski in 1996 and to discuss the relationship between the Company's performance during the last fiscal year and Mr. Murawski's performance. In advising the Board of Directors with respect to the compensation payable to the Company's Chief Executive Officer, the Compensation Committee seeks to establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent.

    The suggested base salary established for Mr. Murawski on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, this element of compensation was not affected to any significant degree by Company performance factors.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M).  As a result of
Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The 1996 Plan contains certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under the plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation. The Compensation Committee does not expect that the compensation to be paid to the Company's executive officers for 1997 will exceed the $1 million limit per officer.

THE COMPENSATION COMMITTEE

MR. PETER A. HOWLEY
MR. JEFFREY M. DRAZAN

                               PERFORMANCE GRAPH

    Set forth below is a graph comparing the annual percentage change in the Company's cumulative total stockholder return on its Common Stock from October 11, 1996 (the date public trading of the Company's stock commenced) to the last day of the Company's last completed fiscal year (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the excess of the Company's share price at the end over the price at the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period) with the cumulative total return so calculated of the Nasdaq Stock Market-US Index and a stock index comprised of companies in a line of business similar to the Company during the same period.

                    COMPARISON OF CUMULATIVE TOTAL RETURN(1)
         AMONG FAXSAV INCORPORATED, THE NASDAQ STOCK MARKET (US) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX

                                                                                                     CUMULATIVE TOTAL
                                                                                                        RETURN(1)
                                                                                                 ------------------------
                                                                                       SYMBOL     10/11/96     12/31/96
                                                                                      ---------  -----------  -----------
FaxSav Incorporated.................................................................  FAXX              100           69
Nasdaq Stock Market (U.S.) Index....................................................  INAS              100          103
Nasdaq Telecommunications Index.....................................................  INAT              100          101

------------------------

(1) $100 invested on 10/11/96 in FaxSav Incorporated, the Nasdaq Stock Market
    (US) Index and the Nasdaq Telecommunications Index.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and the Company Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 22, 1997 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially five percent or more of the outstanding shares of Common Stock of the Company,
(ii) each Director and nominee for Director, (iii) each of the Named Executive Officers and (iv) all executive officers and Directors as a group. The information concerning beneficial owners of more than 5% of the Company's Common Stock is based solely on filings with the Securities and Exchange Commission on Schedules 13(D), 13(G) and on Forms 3, 4 and 5.

                                                              NUMBER OF SHARES OF        PERCENTAGE OF
                                                           COMMON STOCK BENEFICIALLY        SHARES
NAME OF BENEFICIAL OWNER                                           OWNED(1)            OUTSTANDING(1)(2)
---------------------------------------------------------  -------------------------  -------------------
Entities affiliated with Sierra Ventures (2).............              2,095,151                21.4%
Building 4, Suite 210
3000 Sand Hill Road
Menlo Park, California 94025

Telstra Holdings Pty. Limited c/o FaxSav Incorporated
  (3)....................................................                985,334                10.0
399 Thornall Street
Edison, NJ

Entities affiliated with Menlo Ventures (4)..............                845,833                 8.6
3000 Sand Hill Road
Menlo Park, CA 94025

Battery Ventures II, L.P.................................                796,847                 8.1
200 Portland Street
Boston, MA 02114

Coral Partners II, a limited partnership (5).............                684,403                 7.0
60 South Sixth Street
Suite 3510
Minneapolis, MN 55402

Sutter Hill Ventures, a California Limited Partnership
  (6)....................................................                688,497                 7.0
755 Page Mill Road, Suite A-200
Palo Alto, CA 94304-1005

Thomas F. Murawski (7)...................................                282,029                 2.8

Jeffrey Drazan (2).......................................              2,095,151                21.4

Peter A. Howley (8)......................................                175,633                 1.8

Robert Labant (9)........................................                 15,277                   *

Thomas C. Mullaney (10)..................................                 75,667                   *

Peter S. Macaluso (11)...................................                 61,253                   *

James C. Kaufeld (12)....................................                 74,064                   *

Frank Perno (13).........................................                  6,667                   *

All current directors and executive officers as a group                         (14)
  (9 persons)............................................              2,830,659                27.2

------------------------

*   Less than one percent.

(1) Gives effect to the shares of Common Stock issuable within 60 days of April 22, 1997 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.

(2) Includes (i) 1,375,364 shares of Common Stock held by Sierra III, (ii) 13,832 shares of Common Stock held by Sierra III International and (iii) 676,325 shares of Common Stock held by Sierra V. Mr. Drazan, a Director of the Company, is a general partner of an affiliate of Sierra III, Sierra III International and Sierra V and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Drazan disclaims beneficial ownership of such shares except to the extent of his interest in such shares arising from his interest in Sierra III, Sierra III International and Sierra V. Also includes 29,630 shares of Common Stock issuable to Mr. Drazan upon exercise of stock options.

(3) Includes 23,611 shares of Common Stock issuable to Telstra Incorporated, a wholly-owned subsidiary of Telstra Holdings Pty. upon exercise of stock options.

(4) Includes (i) 833,333 shares of Common Stock held by Menlo VI and (ii) 12,500 shares of Common Stock held by Menlo Entrepreneurs. MV Management VI, L.P. is the General Partner of Menlo VI and Menlo Entrepreneurs.

(5) Coral Management Partners II, Limited Partnership ("Coral Management"), is the General Partner of Coral Partners II. Excludes an aggregate of 5,626 shares of Common Stock held, in their individual capacity, by three general partners of Coral Management who share investment and voting power with respect to the shares of Common Stock held by Coral Partners II. The general partners disclaim beneficial ownership of the shares held by Coral Partners II, except as to their proportionate interest therein.

(6) Excludes an aggregate of 390,497 shares of Common Stock held, in their individual capacity, by the five general partners of the general partner of Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill"). The five general partners share voting and investment power with respect to the shares held by Sutter Hill. Each of these individuals disclaims beneficial ownership of the shares held by Sutter Hill except as to their proportionate interest therein, and disclaims beneficial ownership of the shares held by the other four individuals.

(7) Consists of 282,029 shares of Common Stock issuable upon exercise of stock options.

(8) Includes 32,408 shares of Common Stock issuable upon exercise of stock options.

(9) Includes 8,333 shares of Common Stock issuable upon exercise of stock options.

(10) Consists of 75,667 shares of Common Stock issuable upon exercise of stock options.

(11) Consists of 61,253 shares of Common Stock issuable upon exercise of stock options.

(12) Consists of 74,064 shares of Common Stock issuable upon exercise of stock options.

(13) Consists of 6,667 shares of Common Stock issuable upon exercise of stock options.

(14) See Notes (2) through (13).

                              CERTAIN TRANSACTIONS

SECURITIES ISSUANCES AND PURCHASES

    In February 1996, the Company issued an aggregate of 15,000,000 shares of Series F Preferred Stock to investors at a price of $0.40 per share. In March 1996, the Company issued an aggregate of 4,999,988 shares of Series F Preferred Stock at a price of $0.40 per share. Each nine shares of Series F Preferred Stock converted into one share of Common Stock upon the consummation of the Company's initial public offering. The purchasers of in the Series F Preferred Stock with a purchase price in excess of $60,000 included the following 5% stockholders, executive officers, directors and entities affiliated with directors:

                                                              NUMBER OF SHARES OF
                                                                COMMON STOCK ON
                                                                AN AS CONVERTED
                                                                     BASIS
                                                              --------------------
Sierra Ventures (Jeffrey Drazan)(1).........................          576,324
Menlo Ventures(2)...........................................          845,833
Sutter Hill Ventures, a California Limited Partnership......           70,971
Coral Partners II, a limited partnership....................          132,835
Battery Ventures II, L.P....................................          555,556
Peter Howley................................................           22,029

------------------------

(1) Includes 576,324 shares of Common Stock held by Sierra Ventures V ("Sierra V"), a California limited partnership. SV Associates V, L.P. is the General Partner of Sierra V. Mr. Drazan is a General Partner of SV Associates V, L.P.

(2) Includes 833,333 shares of Common Stock held by Menlo Ventures VI, L.P. ("Menlo VI") and 12,500 shares of Common Stock held by Menlo Entrepreneurs Fund VI, L.P. ("Menlo Entrepreneurs"). MV Management VI, L.P. is the General Partner of Menlo VI and Menlo Entrepreneurs.

    In October 1996, Sierra V purchased 100,000 shares of Common Stock of The Company at a price of $8.00 per share.

    In 1996, the Company granted executive officers and directors, or in the case of Telstra Incorporated director nominees, to Telstra Incorporated, a total of 188,888 stock options with exercise prices ranging from $.90 per share to $8.00 per share.

EMPLOYMENT SEVERANCE AGREEMENTS

    The Company does not presently have any employment contracts in effect with the Chief Executive Officer or any of the other Named Executive Officers.

    The Compensation Committee as Plan Administrator of the 1996 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and any other executive officer or the shares of Common Stock subject to direct issuances held by such individual, in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

    Each of the Company's directors and officers, with the exception of Mr. Labant, is party to an agreement with the Company providing for the acceleration of the vesting of options to purchase Common Stock held by such director and officer in the event of the involuntary removal or dismissal (as defined in such agreement) of such director or officer in connection with an acquisition (as defined in such agreement) of the Company. Such agreements may have the effect of delaying or preventing a change in control of the Company, and therefore, could adversely affect the price of the Company's Common Stock. The Company has also agreed to pay Mr. Murawski $12,500 per month, plus all benefits, for up to three months after the termination of his employment without cause.

AGREEMENTS WITH TELSTRA INCORPORATED

    In March 1996, the Company repurchased 8,655,510 shares of Series D Preferred Stock held by Telstra Incorporated, an indirect wholly-owned subsidiary of Telstra, at a price of $0.25 per share. As a result of such repurchase, certain covenants in favor of Telstra Incorporated contained in the Series D Preferred Stock Purchase Agreement (as amended, the "Telstra Purchase Agreement"), were eliminated, although Telstra Incorporated retained the right to designate one member of FaxSav's Board of Directors. Such designation right, and all other rights of Telstra Incorporated under the Telstra Purchase Agreement, terminated upon the consummation of the Company's public offering in October 1996.

    The Company and Telstra Incorporated are parties to a Traffic Agreement, effective November 1994 (the "Traffic Agreement"). Under the terms of the Traffic Agreement, the Company will exclusively use Telstra's (or its nominees) "WorldFax" service for the Company's outbound traffic from the United States provided that such service is offered at a rate which the Company can reasonably demonstrate that it can secure from a recognized service provider for services of equivalent quality on comparable terms over the same time period. The Traffic Agreement has a five year term which began in late 1995, upon the commercial commencement of Telstra's "WorldFax" service in the United States. In 1996, FaxSav paid Telstra $57,948 for services under the Traffic Agreement.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee, the Board of Directors appointed Coopers & Lybrand L.L.P., independent public accountants and auditors of the Company since 1992 as auditors of the Company to serve for the year ending December 31, 1997, subject to the ratification of such appointment by the stockholders at the Annual Meeting. The affirmative vote of a plurality of the Company's outstanding Common Stock present in person or by proxy is required to ratify the appointment of the auditors. A representative of Coopers & Lybrand L.L.P. will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.

                             STOCKHOLDER PROPOSALS

    In accordance with regulations issued by the Securities and Exchange Commission by certified mail-return receipt requested, stockholder proposals intended for presentation at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 29, 1997 if such proposals are to be considered for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders.

                                 OTHER MATTERS

    Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

    Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.

                                          By Order of the Board of Directors

                                          /s/ Thomas F. Murawski

                                          Thomas F. Murawski
                                          Chief Executive Officer and President

Edison, New Jersey
April 28, 1997

/X/ PLEASE MARK VOTES            REVOCABLE PROXY
    AS IN THIS EXAMPLE         FAXSAV INCORPORATED

                  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS--
                                 MAY 20, 1997
      (This Proxy is solicited by the Board of Directors of the Company)

    The undersigned stockholder of FaxSav Incorporated hereby appoints Thomas
F. Murawski, President and Chief Executive Officer, and Peter S. Macaluso, Vice President and Chief Financial Officer, and each of them, with full power of substitution, proxies to vote the shares of stock, in accordance with the undersigned's specifications, which the undersigned could vote if personally present at the Annual meeting of Stockholders of FaxSav Incorporated to be held at the Woodbridge Hilton, 120 Wood Avenue South, Iselin, New Jersey 08830, (908) 494-6200 on May 20, 1997 at 10:00 a.m. (eastern standard time), or any adjournment thereof.

                                   -----------------------------
Please be sure to sign and date    Date
  this Proxy in the box below      -----------------------------

----------------------------------------------------------------

----------------------------------------------------------------
Stockholder sign above             Co-holder (if any) sign above




                                                 For     Withhold
                                                 ---     --------
1. ELECTION OF DIRECTOR (for                     / /        / /
   term as described in the Proxy
   Statement)

   Peter A. Howley

                                                 For     Withhold      Abstain
2. RATIFICATION OF ACCOUNTANTS.                  ---     --------      -------
                                                 / /        / /          / /
   Proposal to ratify the selection of
   Coopers & Lybrand L.L.P., indepen-
   dent public accountants, as auditors
   of the Company as described in the
   Proxy Statement.

3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

   UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF
                                                        ---
   PERSON NOMINATED BY MANAGEMENT AS DIRECTOR AND FOR PROPOSAL 2.
                                                  ---

     Please date and sign exactly as your name appears on the envelope in which the material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.

-------------------------------------------------------------------------------
   Detach above card, sign, date and mail in postage paid envelope provided.

                             FAXSAV INCORPORATED

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                             PLEASE ACT PROMPTLY
                   SIGN, DATE & MAIL YOUR PROXY CARD TODAY
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